EXHIBIT 99

HARBOR FLORIDA BANCSHARES STOCKHOLDERS APPROVE MERGER WITH
NATIONAL CITY CORPORATION

FOR IMMEDIATE RELEASE:  NOVEMBER 17, 2006

          (Fort Pierce, FL)  At a Special Meeting of Shareholders held today, the shareholders of Harbor Florida Bancshares, Inc. (“Harbor Florida”) (HARB) approved its merger with National City Corp. (“National City”) (NCC, NYSE).  Shareholders also approved an amendment to Harbor Florida’s Certificate of Incorporation necessary to allow the merger to be completed.

          Mr. Michael Brown, Sr., Chairman & CEO said “We’re looking forward to joining National City and serving our customers and communities with the strength of National City, and the same passion to high quality customer service our local people are known to deliver.”

          Mr. Brown stated that the transaction is expected to close within the next two to three weeks.

          Harbor Florida’s merger with National City was announced on July 11, 2006.  Upon completion of the merger, each Harbor Florida shareholder will receive National City stock valued at $45 under an Exchange Ratio that will pay 1.2206 in National City common stock for each share of Harbor Florida common stock.  Shareholders will receive cash for fractional shares.

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About Harbor Federal

Harbor Federal Savings Bank is a wholly-owned subsidiary of Harbor Florida Bancshares, Inc. (NASDAQ: HARB).  Harbor Federal operates 42 branches in East Central Florida and has more than $3.22 billion in assets.  Its core businesses include personal, small business banking and lending services.

CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.

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